EXHIBIT 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated as of August 3, 2015 (this "Amendment"), by and among Cimarron Medical, Inc., a Utah corporation ("Parent"), Sun BioPharma, Inc., a Delaware corporation ("Company"), and SB Acquisition Corporation, a Delaware corporation ("Merger Subsidiary") amends that certain Agreement and Plan of Merger dated as of June 12, 2014 as supplemented or otherwise modified from time to time in accordance with its provisions (the "Merger Agreement") by and among Parent, Company and Merger Subsidiary (collectively, the "Parties").

WHEREAS, the Parties desire to amend the Merger Agreement to account for certain changes to the conditions to Closing and certain typographical errors.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein have the meanings given to them in the Merger Agreement.

2. Amendments.

(a) The references to (i) "Form of Parent Certificate Incorporation" and (ii) "Form of Parent Bylaws" in the list of Exhibits set forth in the Table of Contents on page iii of the Merger Agreement, as Exhibit C and D, respectively, are each hereby replaced with "RESERVED".

(b) The second sentence of Section 1.2(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

Options to purchase an aggregate of 2,059,304 shares of Company Common Stock that are issued and outstanding under the 2011 Plan immediately prior to the Merger Time (collectively, the "Options") will become options to purchase an aggregate of 8,237,216 shares of Parent Common Stock, representing four (4) shares of Parent Common Stock for each share of Company Common Stock represented by the Options immediately prior to the Merger Time, exercisable at 25% of the price per share as each original Option, as previously adjusted in accordance with the 2011 Plan or any other agreement evidencing the Option (collectively, the "Replacement Options").

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(c) The first sentence of Section 1.2(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

Warrants to purchase an aggregate of 637,500 shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Time (collectively, the "Warrants") will be exchanged into warrants to purchase an aggregate of 2,550,000 shares of Parent Common Stock, representing four (4) shares of Parent Common Stock for each share of Company Common Stock represented by the Warrants immediately prior to the Merger Time, exercisable at 25% of the price per share as the original Warrant, as previously adjusted in accordance with each applicable warrant agreement, with each fractional warrant share rounded up to the nearest whole share (collectively, the "Replacement Warrants").

(d) The first sentence of Section 1.2(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:

Convertible Promissory Notes that are convertible upon exercise into an aggregate of 616,667 shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Time (collectively, the "Convertible Promissory Notes") will be exchanged into convertible promissory notes that are convertible upon exercise into an aggregate of 2,466,668 shares of Parent Common Stock, representing four (4) shares of Parent Common Stock for each share of Company Common Stock represented by the Convertible Promissory Notes immediately prior to the Merger Time, exercisable at 25% of the price per share as the original Convertible Promissory Note, as previously adjusted in accordance with each applicable Convertible Promissory Note, with each fractional share rounded up to the nearest whole share (collectively, the "Replacement Convertible Promissory Notes").

(e) Section 6.3(i)(ii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(ii) a copy of the Certificate of Incorporation of Parent, certified by the Secretary of State of Utah, and one or more certificates from the Secretary of State of Utah evidencing the good standing of Parent in such jurisdiction,

(f) Section 6.3(s) of the Merger Agreement is hereby amended and restated in its entirety as follows:

Parent shall have obtained all authorizations, including but not limited to an effective approval by at least a majority of its shareholders necessary or appropriate to change its name to Sun BioPharma, Inc.

(g) The collective references to (i) "Form of Parent Certificate Incorporation" and "[see attached]" on page C-1 of the Merger Agreement, and (ii) "Form of Parent Bylaws" and "[see attached]" on page D-1 of the Merger Agreement, are each hereby replaced with "RESERVED".

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(h) Section 5.12(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

As of the Effective Date, all members of Parent's board of directors (the "Board") have tendered resignations as members of the Board to be effective as of the Merger Time. Company has appointed, and Parent hereby consents to the appointment of, Michael T. Cullen, Thomas X. Neenan, Paul W. Schaffer, David Kaysen, Suzanne Gagnon and D. Robert Schemel to serve as new Board members as of the Merger Time.

3. All Other Terms Unchanged. Except as expressly provided in this Amendment, all of the provisions, terms and conditions of the Merger Agreement remain in full force and effect.

4. Conflicting Provisions. Should any of the provisions of this Amendment conflict with any of the provisions of the Merger Agreement, then the provisions of this Amendment shall apply.

5. Counterparts; Delivery. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. In addition, executed counterparts may be delivered by means of facsimile or other electronic transmission; and signatures so delivered shall be fully and validly binding to the same extent as the delivery of original signatures.

6. Miscellaneous.

a. This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

b. The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

[Signatures on Following Page]

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment No. 1 to Agreement and Plan of Merger to be signed by its duly authorized officer, effective as of the date first written above.

SUN BIOPHARMA, INC.

By:	/s/ David Kaysen
Name	David Kaysen
Its:	Chief Executive Officer

CIMARRON MEDICAL, INC.

By:	/s/ David Fuhrman
Name:	David Fuhrman
Its:	Chief Executive Officer

SB ACQUISITION CORPORATION

By:	/s/ David Fuhrman
Name:	David Fuhrman
Its:	President & Director

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